Exhibit 10.1

Date	To
December 12, 2025	Kenny Smith

From
David Farbman
Vice-Chair, Freddie Mac Board of Directors

Subject
Terms and Conditions for Employment as Chief Executive Officer of the Federal Home Loan
Mortgage Corporation (“Freddie Mac” or “Company”)

On behalf of the Freddie Mac Board of Directors (the “Board”), we are delighted to have you join Freddie Mac as its Chief Executive Officer. In addition, for so long as you remain Chief Executive Officer, you shall serve on the Board as a director of Freddie Mac.
This communication sets forth the terms of Freddie Mac's agreement (the "Agreement") to employ you as its Chief Executive Officer, on a mutually agreed upon start date. The terms and conditions set forth herein have been developed in conjunction with and approved by the U.S. Federal Housing Finance Agency ("FHFA") and the Board.
During your employment as Chief Executive Officer, you agree to devote sufficient time and attention necessary to fulfill the role. You also agree to disclose your engagement in any other business activity or board memberships permitted under our Outside Activities and Family Member Activities policy. This restriction shall not prevent you from making investments of your assets in such form or manner as you desire, consistent with our Personal Investments Policy and the Restrictive Covenant and Confidentiality Agreement you are required to sign pursuant to Section II below. Additionally, if necessary, recusal and/or mitigation activities will be established for successful disposition of any actual or potential conflicts of interest.
Compensation:
Your annualized base salary shall be $600,000 and you shall not receive more than this amount during any calendar year. You will not participate in the Company's executive management compensation program.
If you terminate your employment with Freddie Mac at any time for any reason, your base salary will terminate, effective as of the date your employment terminates.

Offer Letter - Kenny Smith
December 12, 2025

Benefits
The medical, dental and vision benefits you elect will become effective on the first day of the month after your first day of employment. During your orientation, we will provide an overview of our comprehensive offerings that you can take advantage of during your career with us.
I.Termination of Board Membership
Your termination of employment for any reason (including resignation) shall be deemed to be the termination of your membership on the Board as of the same effective date.
II.    Restrictive Covenant and Confidentiality Agreement
The terms of compensation provided in this Agreement are contingent upon your agreement to be bound by the terms of the Restrictive Covenant and Confidentiality Agreement, which describes post-employment, non-competition and non-recruitment restrictions as well as restrictions concerning treatment of confidential information. Please sign and return the Restrictive Covenant and Confidentiality Agreement together with a signed copy of this Agreement.
III.    FHFA's Review and Approval Authority
The terms and conditions of your compensation require approval by FHFA. Notwithstanding such approval and any provision of this Agreement, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA's authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended.
IV.    Reservation of Rights
This Agreement is not intended, nor shall it be interpreted, to constitute a contract of employment for a specified duration. Your employment is "at-will" and each of you and Freddie Mac retain the discretion to terminate the employment relationship at any time for any lawful reason with or without notice.
This offer of employment is extended based on Freddie Mac’s satisfaction with and confirmation that your background check, drug test and references have been successfully completed.
During the course of your review of this Agreement, Freddie Mac expects that you have had the opportunity to consult with and receive assistance from appropriate advisors, including legal, tax, and financial advisors.
This Agreement shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.

Offer Letter - Kenny Smith
December 12, 2025

Please review and confirm that such terms and conditions conform to your understanding by returning a signed copy of this Agreement.

/s/ David Farbman	12/13/2025
David Farbman	Date
Vice-Chair, Freddie Mac Board of Directors

I agree to the terms of this Agreement.

/s/ Kenny Smith	12/13/2025
Kenny Smith	Date

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